UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Chicago Mercantile Exchange Holdings Inc.

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The following communication was sent to Class B-2 shareholders on or after March 29, 2005.

Bruce. L. Goldman Sterling Partners, LLC 1033 Skokie Boulevard Suite 600 Northbrook, IL 60062 847.412.6214

Dear Fellow Members and Class B-2 Shareholders,

My name is Bruce Goldman and I am a candidate to represent you on the Board of Directors in the upcoming election. I have been a member of our exchange for 19 years and have been an independent market maker in the Eurodollar options pit since its inception. Throughout the years I have served on many CME committees, which I hope in some small way has helped foster the exchange’s success.

I believe I possess a unique skill set that will prove valuable to the Board as it charts our path in the future. First, I would be the only options market maker on the Board. I feel that protecting our options franchise as it transitions to the electronic market place will be of the utmost importance. As our customers become more sophisticated, options will continue to fuel substantial growth for the exchange, as they have in the past few years. Our franchise has grown because we have provided the tightest and most liquid markets in a complex and competitive environment. We must fight the call-around market which threatens the values and competitive price discovery upon which our exchange was built, and upon which its growth has been founded.

Second, I have been associated with a private equity firm for over 15 years, and I worked there full time for five years a couple of years back. During that time I sat on several for- profit company boards and worked on many mergers, acquisitions, and other types of business development. As the exchange becomes more and more efficient, the only way to promote the benefits of membership and increase profits and growth for the benefit of all of our shareholders will be to leverage our platform into new markets. This will require creative business solutions. My private equity experience will be a valuable tool to help tackle these endeavors.

Please feel free to call me or talk to me in person on the floor with any questions you may have. I ask for your support in the upcoming election.

Sincerely,

/s/ Bruce L. Goldman
Bruce L. Goldman

* * *

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on April 27, 2005. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.